Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FULL-YEAR 2007 REVENUE GROWTH OF 15.4% AND
SEVENTH CONSECUTIVE YEAR OF EPS GROWTH IN EXCESS OF 20%
- 4Q EPS Grows 21.8% to $0.72 on 19.8% Revenue Growth -

Princeton, New Jersey, January 30, 2008 — Covance Inc.  (NYSE: CVD) today reported earnings for its fourth quarter ended December 31, 2007 of $0.78 per diluted share and full-year EPS of $2.71; both periods include a $0.06 per share gain from the sale of its centralized ECG business.  Excluding the gain on sale, earnings were $0.72 per diluted share in the fourth quarter, representing 21.8% year-over-year EPS growth, and $2.65 per diluted share for the full-year, representing annual EPS growth of 20.5% over 2006 EPS of $2.20 (which excludes a $0.04 per share tax gain from the 2006 results).

“I congratulate the entire Covance team for another year of outstanding achievement for our clients and shareholders.  Increasing levels of client satisfaction led to strong repeat work resulting in more than $500 million in net orders for the quarter and a 20.6% growth in our backlog to $2.7 billion,” said Joe Herring, Chairman and Chief Executive Officer.  “In the fourth quarter, revenue growth was robust at 19.8% and operating margins remained solid at 14.8%. Performance reflected strong demand for both our early- and late-stage development service offerings.  In addition, we significantly reduced our DSO to 36 days, the lowest level in more than 5 years, helping to drive strong free cash flow for the quarter and the year.

“In 2007, our capital expenditures exceeded $200 million, with a substantial portion allocated to investments in capacity expansion and IT infrastructure to support our future growth.  Covance’s consistent history of generating strong returns on capital combined with the increasing demand for our drug development services, leads us to increase strategic capital investment in 2008 in order to support our long-term growth opportunity.

“Our ongoing success with productivity enhancements made a significant contribution again in 2007, as evidenced by a 4.3% increase in revenue per FTE, incremental Six Sigma benefits of $12 million, and a 40 basis point expansion in operating margin for the year.  In 2008, we continue to target low- to mid-teens revenue growth and a 20% year-over-year growth in EPS to $3.18 per diluted share.”

Consolidated Results

($ in millions except EPS)	4Q07	4Q06	Change	FY 2007	FY 2006	Change
Total Revenues	$435.7	$359.1		$1,631.5	$1,406.1
Less: Reimbursable Out-of-Pockets	$24.7	$16.1		$85.1	$65.9
Net Revenues	$411.0	$343.0	19.8%	$1,546.4	$1,340.2	15.4%
Operating Income	$61.0	$51.3	18.9%	$228.6	$193.2	18.3%
Operating Margin %	14.8%	15.0%		14.8%	14.4%
Net Income	$50.9	$38.3	32.9%	$175.9	$145.0	21.3%
Diluted EPS	$0.78	$0.59	32.7%	$2.71	$2.24	21.3%

Income Tax Gain	—	—		—	$2.5
Gain on Sale, net of tax	$4.1	—		$4.1	—
Net Income Excluding Gain on Sale and Tax Gain	$46.8	$38.3	22.0%	$171.8	$142.5	20.5%
Diluted EPS Excluding Gain on Sale and Tax Gain	$0.72	$0.59	21.8%	$2.65	$2.20	20.5%

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Operating Segment Results

Early Development

($ in millions)	4Q07	4Q06	Change	FY 2007	FY 2006	Change
Net Revenues	$207.9	$167.2	24.3%	$777.7	$632.8	22.9%
Operating Income	$51.5	$38.6	33.3%	$195.9	$153.6	27.6%
Margin %	24.8%	23.1%		25.2%	24.3%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the fourth quarter of 2007 grew 24.3% year-on-year to $207.9 million, compared to $167.2 million in the fourth quarter of 2006, representing exceptionally strong performances across the segment’s service offerings.  For the full year 2007, net revenues increased 22.9% to $777.7 million compared to $632.8 million in 2006.

Operating income for the fourth quarter of 2007 increased 33.3% to $51.5 million compared to $38.6 million for the fourth quarter of last year.  Operating margins for the fourth quarter of 2007 grew 170 basis points to 24.8% versus 23.1% in the fourth quarter of the prior year on the strong performances across the segment.  Full year operating margins grew 90 basis points to 25.2% compared to 24.3% in the prior year.  We expect continued expansion in Early Development operating margin in 2008 on a full-year basis.

Late-Stage Development

($ in millions)	4Q07	4Q06	Change	FY 2007	FY 2006	Change
Net Revenues	$203.1	$175.8	15.6%	$768.8	$707.4	8.7%
Operating Income	$32.6	$32.7	-0.4%	$128.1	$123.6	3.6%
Margin %	16.0%	18.6%		16.7%	17.5%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the fourth quarter of 2007 grew 15.6% to $203.1 million compared to $175.8 million in the fourth quarter of 2006.  Central laboratory and clinical development services each delivered revenue growth in excess of 20% in the quarter.  Full year Late-Stage Development net revenues grew 8.7% to $768.8 million compared to $707.4 million in 2006.  The sale of the centralized ECG business, which will remain in the base of the comparison year, will impact revenue growth in 2008 by approximately 350 basis points.

Operating income for the fourth quarter of 2007 was $32.6 million compared to $32.7 million in the fourth quarter of the prior year.  Operating margins for the fourth quarter of 2007 were 16.0% versus 18.6% in the fourth quarter of 2006 and 17.5% last quarter.  Late-Stage Development margins were impacted by an issue within a large clinical development study.  Excluding this impact, operating margin would have expanded on a sequential basis.  Full year operating margins were 16.7% compared to 17.5% in the prior year.  We expect operating margin expansion in Late-Stage Development in 2008 on a full-year basis.

Corporate Information

The Company’s backlog at December 31, 2007 grew 20.6% year-over-year to $2.68 billion compared to $2.23 billion at December 31, 2006.  Net orders were $502 million in the fourth quarter of 2007 and $1.99 billion for the full year.

Corporate expenses totaled $23.0 million in the fourth quarter of 2007 compared to $26.1 million last quarter and $20.0 million in the fourth quarter of last year.  Looking forward to 2008, we expect corporate expenses, as a percent

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of revenue, to return to the range of 6.5% as we continue to make investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at December 31, 2007 grew to a record $319 million compared to $260 million at September 30, 2007 and $220 million at the end of last year, due to strong cash generation from business operations and $35 million in proceeds from the sale of Cardiac Safety Services.

Free cash flow for the fourth quarter was $21 million, consisting of operating cash flow of $117 million less capital expenditures of $96 million, which included a $20 million site purchase in Virginia.  Full-year free cash flow was a robust $93 million, consisting of operating cash flow of $294 million less capital expenditures of $201 million.  We expect full year 2008 capital spending to increase to approximately $250 million and free cash flow to be approximately $40 million, including significant expenditures for the new Arizona preclinical facility and investments in information technology infrastructure.

Net Days Sales Outstanding (DSO) decreased significantly to 36 days at December 31, 2007 compared to 47 days at September 30, 2007 and 49 days at December 31, 2006.

The Company’s investor conference call will be webcast on January 31 at 9:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.5 billion, global operations in more than 20 countries, and more than 8,700 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

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COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS AND YEARS ENDED DECEMBER 31, 2007 AND 2006
(Dollars in thousands, except per share data)

	Three Months Ended December 31			Years Ended December 31
	2007		2006	2007		2006
	(UNAUDITED)

Net revenues	$410,966		$342,976	$1,546,419		$1,340,203
Reimbursable out-of-pockets	24,736		16,111	85,097		65,855
Total revenues	435,702		359,087	1,631,516		1,406,058

Costs and expenses:
Cost of revenue	273,874		222,145	1,017,686		882,190
Reimbursed out-of-pocket expenses	24,736		16,111	85,097		65,855
Selling, general and administrative	58,918		53,594	233,890		207,388
Depreciation and amortization	17,182		15,920	66,197		57,388
Total costs and expenses	374,710		307,770	1,402,870		1,212,821

Income from operations	60,992		51,317	228,646		193,237

Other (income) expense, net:
Interest income, net	(3,030)		(2,376)	(9,801)		(7,564)
Foreign exchange transaction (gain) loss, net	(1,137)		240	(1,375)		212
Gain on sale of business	(6,590)		—	(6,590)		—
Other income, net	(10,757	)(a)	(2,136)	(17,766	)(a)	(7,352)

Income before taxes and equity investee earnings	71,749	(a)	53,453	246,412	(a)	200,589

Taxes on income	21,608	(a)	15,790	72,934	(a)	57,179	(b)

Equity investee earnings	768		650	2,451		1,588

Net income	$50,909	(a)	$38,313	$175,929	(a)	$144,998	(b)

Basic earnings per share	$0.80	(a)	$0.60	$2.76	(a)	$2.28	(b)

Weighted average shares outstanding - basic	63,834,768		63,716,880	63,747,732		63,585,722

Diluted earnings per share	$0.78	(a)	$0.59	$2.71	(a)	$2.24	(b)

Weighted average shares outstanding - diluted	64,921,515		64,795,375	64,820,406		64,782,212

(a) Includes the impact of a $6,590 gain on sale of Cardiac Safety Services ($4,152 net of tax) during the fourth quarter of 2007.

(b) Includes the impact of a $2,467 income tax gain from the resolution of several income tax matters during the third quarter of 2006.

Excluding the impact of the $6.6 million pre-tax gain on sale of business in Q4’07 and the $2.5 million income tax gain recorded in Q3’06:

Income before taxes and equity investee earnings	$65,159	n/a	$239,822	n/a

Taxes on income	$19,170	n/a	$70,496	$59,646

Net income	$46,757	n/a	$171,777	$142,531

Basic earnings per share	$0.73	n/a	$2.69	$2.24

Diluted earnings per share	$0.72	n/a	$2.65	$2.20

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2007 and 2006

(Dollars in thousands)

	December 31 2007	December 31 2006

ASSETS
Current Assets:
Cash & cash equivalents	$319,485	$219,810
Accounts receivable, net	217,657	205,473
Unbilled services	88,835	89,139
Inventory	54,788	49,628
Deferred income taxes	7,825	4,320
Prepaid expenses and other current assets	81,467	71,196
Total Current Assets	770,057	639,566

Property and equipment, net	646,040	500,057
Goodwill, net	105,486	119,725
Other assets	38,602	38,330
Total Assets	$1,560,185	$1,297,678

LIABILITIES and STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$32,252	$35,479
Accrued payroll and benefits	95,313	76,657
Accrued expenses and other current liabilities	66,838	50,855
Unearned revenue	144,870	109,559
Income taxes payable	18,887	17,154
Total Current Liabilities	358,160	289,704

Deferred income taxes	32,562	31,052
Other liabilities	59,275	53,627
Total Liabilities	449,997	374,383

Stockholders' Equity:
Common stock	746	734
Paid-in capital	492,373	426,806
Retained earnings	933,106	757,809
Other Comprehensive Income:
Cumulative translation adjustment	45,328	35,170
FAS 158 adjustment	(21,174)	(23,389)
Treasury stock	(340,191)	(273,835)
Total Stockholders' Equity	1,110,188	923,295

Total Liabilities and Stockholders' Equity	$1,560,185	$1,297,678

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

(Dollars in thousands)

	Years Ended December 31
	2007	2006
Cash flows from operating activities:
Net income	$175,929	$144,998
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	66,197	57,388
Non-cash compensation expense associated with employee benefit and stock compensation plans	26,508	30,397
Deferred income tax (benefit) provision	(4,903)	561
Gain on sale of business	(6,590)	—
(Gain) loss on sale of property and equipment	(1,346)	11
Equity investee earnings	(2,451)	(1,588)
Changes in operating assets and liabilities, net of businesses acquired and sold:
Accounts receivable	(16,847)	6,332
Unbilled services	304	(842)
Inventory	(5,336)	(8,921)
Accounts payable	(2,836)	8,380
Accrued liabilities	37,153	12,547
Unearned revenue	35,392	10,544
Income taxes payable	9,310	6,754
Other assets and liabilities, net	(16,954)	(12,392)
Net cash provided by operating activities	293,530	254,169

Cash flows from investing activities:
Capital expenditures	(201,037)	(136,800)
Proceeds from sale of business	35,200	—
Acquisition of businesses	—	(75,668)
Other, net	322	806
Net cash used in investing activities	(165,515)	(211,662)

Cash flows from financing activities:
Stock issued under employee stock purchase and option plans	33,423	39,905
Purchase of treasury stock	(66,356)	(28,032)
Net cash (used in) provided by financing activities	(32,933)	11,873

Effect of exchange rate changes on cash	4,593	4,713

Net change in cash and cash equivalents	99,675	59,093

Cash and cash equivalents, beginning of period	219,810	160,717

Cash and cash equivalents, end of period	$319,485	$219,810